Exhibit 10.24

Domestic commercial invoice discounting agreement
No.: (2010)                      NanShangTieZi                                No. YD10-001 No.

Seller: Fujian Yada Group Co., Ltd.
Business license number: 350724100000961
Legal Representative / CEO: Zhan Youdai
Domicile: Shuinan Industrial Zone，Songxi County, Nanping City, Fujian Province.
Account and the account number of financial institutions: Bank of China Co., Ltd. Nanping Branch 880005556208093001
Tel : 0599-2325688 Fax : 0599-2332688

Factoring Business: Bank of China Co., Ltd. Nanping Branch
Legal Representative / CEO: Wang Heng   Authorized signatory：Zhu Mangui
Domicile: Bank of China Building, 459 Riverside Road, Nanping City, Fujian Province.
Tel : 0599-8856381 Fax : 0599-8822091

In view of the seller to be sold by way of credit to the Fujian Shengda Import & Export Trade Co., Ltd., Shanghai Meeting Sea Foods Limited ("Purchaser") to sell boiled bamboo shoots, boiled mountain dew, mountain boiled vegetables, boiled corn, ginger, iron system, empty cans, etc. (type of goods), and intended use of factor to provide domestic factoring business invoice discounting services, to clear rights and obligations of both parties, by consensus, especially the development execution of this Agreement.

This Agreement is a Single-Item Agreement under the Credit Line Agreement (2010 Nan Zhong Yin Shou Xie Zi YD10-001) between the parties.

General Rules
Article 1	Since the effective date of this Agreement, the parties shall comply with the relevant laws, regulations and relevant rules and regulations apply for the Bank of China-related business.
Article 2	Definitions:
1.
Commercial invoice discounting: the domestic commercial invoice discounting is a financing service where the seller sells its accounts receivable from a sales contract or a service contract with the buyer (i.e. the “debtor) to a third party (i.e. the “factor”) at a discount in exchange for immediate money. The factor deduct the interest and fee from the account receivable and pay cash to the seller. The factor will then collect the account receivables and manage the sales of the ledgers.

2.
factorCommercial invoice: The commercial invoice referred to in this Agreement means trade invoices issued by the seller to the buyer as a bond documents, which specify the details of the shipment and the amount payable by the buyer.

3.
Accounts receivable purchase notice: It is an item on the commercial invoice where the seller represents to the buyer that the receivables have been paid, and is a written notice to the factoring company.

4.
Qualified accounts receivable: the debt arising from the sales of certain goods by credit and the nonpayment by the buyer. It cannot be offset by write-off, guarantees, compensation or pay for other deductions, and when the seller brought factoring company to discount:

(1)	It does not expired:
(2)	It is only calculated and paid in RMB;
(3)	The maturity date of the invoice within 180 days from the invoice date (including 180 days);
(4)	In the ordinary course of business arising from the seller, the real trade with legal background;

(5)	the seller is a illegitimate creditor;
(6)	no restriction of transfer
5.	The line of discount is the maximum amount of qualified accounts receivable approved by the factoring company according to the application of the Seller.
Effectiveness of Line of Discount
Article 3	The Line of Discount that the factor approves for the seller becomes effective when this Agreement enters into force. The amount of details as follows:
1.	The approved line of discount: RMB TWENTY MILLION ONLY. (¥ 20,000,000,00).
2.	The amount is valid: from __month ____ date of 2010 to June 18, 2011.
Article 4
In the term of the line of discount, the amount of qualified accounts receivables that the seller requests the factor to discount should not exceed the amount of the reserve of the approved line of discount. The factor agrees to provide discount to qualified accounts receivables within the amount of the reserve of the approved line of discount.

The Seller’s Representations and Warranties of the Accounts Receivables and the Transfer
The Seller makes the following representations and warranties to the factor:
Article 5	The Seller will transfer all the qualified accounts receivables to the factor after the execution of this Agreement.
Article 6
Each accounts receivable is from a true sales of goods under goodwill in the ordinary course of business. The sales of goods related to the accounts receivables to be transferred comply with the provisions of the corresponding sales contract, and the accounts receivables have not been used as guarantee.

Article 7
The Seller is the creditor of each account receivable its transfers to the factor, and the creditor of the interest and other fees related to such receivables. Unless otherwise approved by the factor in writing, such receivables can not be used to offset accounts receivable, write-off, guarantee, compensate, or to make other reductions

Article 8	The Seller cannot exercise any rights under accounts receivables that have been transferred to the factor. Without the written consent of the factor, the Seller may not transfer this Agreement.

Article 9	The factor, as the assignee of the accounts receivables, obtains all the rights related to the account receivables.
Discount
Article 10
To apply to the factor for discount, the Seller shall submit two copies of the "the Application for Domestic Commercial Invoice Discounting", two copies of the commercial invoices with endorsement, the original and a copy of the shipping document, and other documents required by the factor.

Article 11	The Factor agrees to provide discount to the Seller within three days after it receives the Application for Domestic Commercial Invoice Discounting.
Article 12	The discount interest rate and the calculation of interest should following the following provisions:
1.	The interest rate should be the factor’s discount interest rate on the date of discounting. .
    Interest accrues from the date of discounting, and should be
Interest = principal × number of interest days × daily rates
Daily rate = annual interest rate /360.
2.	The way to collect interest
Payment in advance: According to the interest rate prescribed in the first paragraph, the interest should be collected on the date of discounting. The number of interest days should be the number of days from the discounting date to the due date + ___ days.
Payment at the end: According to the interest rate prescribed in the first paragraph, the interest should be paid on the date when the payments are fully made.
3.
If the factor cannot collect the amount of discount of the invoice, the interest and the fee, the seller shall pay back to the factor the amount that equals to the face value of the invoice or the approved payment by the factor. The penalty interest for late payment accrues until the settlement date.

Late penalty interest rate should be the interest rate in the first paragraph plus   50%
If the Seller is unable to pay late penalty interest rate in a timely manner according to the second paragraph of this Article, compound interest shall accrue based on the interest rate in the first paragraph of this Article during the financing period, and on the late penalty interest rate in paragraph 2 after such period.
Late penalty interest rate= principal × number of interest days × daily rate. Principal refers to the overdue unpaid principal and interest payable.
Guarantee
Article 13	The guarantee in this Agreement should follow the following provisions:
1.	The debt under this Agreement is secured by:

This Agreement is the Main Contract of the Maximum Guarantee Contract (2010 NanZuiGaoBaoZi No YD10-001) between Zhan Youdai and the factor, the Maximum Guarantee Contract (2010 NanZuiGaoBaoZi No YD10-002) between Fujian Fulaimen Wood Technology Co., Ltd.. and the facor, the Maximum Guarantee Contract (2010 NZGBZ YD10-003) between Songxi Ya Sheng Foods Co., Ltd. and the factor, and the Maximum Guarantee Contract (2010 NanZuiGaoBaoZi No YD10-004) between Fujian Yada Group Co., Ltd.  and the factor.

2.
If any events happened to the Seller or the Guarantor that the factors considers may affect their ability to perform this Agreement, or the guarantee contracts becomes null and void, revoked or discharged, or the Seller, the Guarantor and the deteriorating financial position or significant litigation or arbitration cases involved, or for other reasons can affect its performance capabilities, or guarantor in the guarantee and factoring contract or other business under a contract between the occurrence of default or devaluation of the collateral, damage, loss, was closed down, resulting in decrease or loss of security when the value of , factor the right to request, and the seller an obligation to provide a new guarantee, the guarantor so as to guarantee replacement under this Agreement debt.

Setting up and checking accounts
Article 14	The factor has the right to choose any accounting mehods it deems appropriate to record each account receivables and check with the Seller periodically.
Article 15
The seller shall establish accounts for the factor to audit. The statements of accounts made by the factor shall be deemed accurate if the Seller does not raise any objection within seven days after it receives them,

Factoring fees
Article 16
The factor has the right to determine the factoring fee it charges the Seller according to its own standard. The standard, calculation and collection of the fee should made according the the facor’s rules.

Article 17	Unless otherwise provided, the factoring fee shall be deducted from the invoice on the discounting date,

Article 18	The factor should collect the due receivables transferred from the Seller from the debtor in an appropriate and timely manner.
Article 19	The debt is overdue if the debtor does pay off the debt on the due date on the commercial invoice. The late penalty interest rate accrues thirty days after such due date according to this Agreement.
The Seller’s Representation and Warranties
Article 20	The Seller makes the following Representation and Warranties:
1.	The Seller is duly incorporated and lawfully existing, and has full legal capacity for civil rights and conducts to enter into and perform this Agreement.
2.
This Agreement reflects the true intent of the Seller. It has obtained legal and effective authorization according to the requirements of its articles of association or other internal management documents. Performing this Agreement will not violate any contracts, agreements or other legal documents that are binding upon the Seller.

3.	All documents and materials provided by the Seller to the factor under this Agreement are accurate, true, complete and effective;
4.
The background of the transactions related to the Seller’s application for factoring service is true and legal. The Seller providing documents to the factor per its request shall not constitute the factor’s obligation to check the accuracy and legality of the background.

5.	The Seller does not conceal to the factor any facts that may affect its ability to perform this Agreement.
6.
In case of the circumstances which may affect the financial position and performance ability of the Seller, including without limitation, changes of any form in the modes of business such as division, merger, joint management, joint venture with foreigners, cooperation, contracting, reorganization, reform, planned listing, reduction of registered capital, transfer of significant assets or stocks, material liabilities, dissolution, cancellation, applied for bankrupt, or involvement in material litigation or arbitration cases, the Seller shall notify the factor in a timely manner.

7.	For the matters not covered by this Agreement, the Seller agrees that international practice and the factor’s relevant provisions apply.
8.
The Seller shall notify the factor in advance of any material changes (including but not limited to financing, providing guarantee to any third party, transfer of shares, distributing dividends in cash, providing loans to related parties). The factor may change the factoring conditions according to such changes.

9.
The proceeds from factoring shall not be used for investment in stock markets or other securities, or other purposes prohibited by the laws and regulations. The Seller shall use the proceeds from factoring for the purposes in the application. The factor reserves the right to withdraw its payment in the factoring if it finds that the Seller uses the proceeds for purposes not agreed.

10.
The deposit and settlement accounts of the Seller (including its affiliates in the Group) at the factor shall be no less than the line of discount. If not, the factor has the right to modify the factoring conditions accordingly.

Default
Article 21	One of the following circumstances, constitute breach of contract by the Seller:
1.	False representations in this Agreement or breach of warranties in this Agreement;
2.	winding up, dissolution, cancellation or bankrupt of the
3.	Breach of other provisions of this Agreement
4.	default by the Seller of other contracts with the factor or other branches of Bank of China Limited

In case of the default specified in the preceding paragraph, the factor shall have the right to separately or simultaneously take the following measures as the case may be:
1.	Requires the seller to correct the violation within a time limit;
2.
Wholly or partially suspend or terminate the acceptation of applications by the Seller to the factor under this Agreement or any other contracts between the Seller and the factor. Wholly or partially suspend or terminate providing financing under this Agreement and other contracts between the Seller and the factor.

3.	Announce that the unpaid debts, principal and interest of other financings under this Agreement and other contracts between the Seller and the factor due.
4.	Terminate or cancel this Agreement; wholly or partially terminate or cancel other contracts between the Seller and the factor
5.	require the Seller to indemnify for the losses of the facor arising from its breach
6.
deduct the amounts in the account opened by the Seller with the factor with a prior or post notice, to discharge all or partial debts owed by the Seller to the factor. Undue amounts in the account shall be deemed to be due in advance. If the account currency is different from the currency used by the facor for business pricing, conversion shall be made at the rate of exchange settlement and sales applied by the factor at the time of deduction

7.	other measures as the Creditor considers necessary.
Effectiveness and Termination
Article 22               This Contract shall become effective from the date when it is signed and sealed by the legal representatives, persons-in-charge or authorized signatories of the parties
This Agreement is executed in four copies, each party and the Registration department shall hold one copy respectively, each of which shall have equal effect in law.

Article 23	Unless otherwise provided by laws and regulations or agreed by the parties, legal validity of the remaining provisions will not be affected by the invalidity of any provision of this Contract.

Article 24	The date of termination of this Agreement shall be the due date of the line of discount approved by the factor.
Article 25	Unless otherwise provided by laws and regulations or agreed by the parties, this Contract may not be terminated prior to completion of performance of their rights and obligations hereunder
Amendment and Modification
Article 26	Amendment or modification may be made to this Agreement in writing by mutual agreement of the parties, which shall constitute an integral part of this Agreement.
Reservation of Right
Article 27
Failure by a party to exercise all or partial rights hereunder or to require the other party to perform and assume all or partial obligations and responsibilities will not constitute waiver by such party of such rights or exemption from such obligations and responsibilities.

Any indulgence, extension or postponement in exercising the rights hereunder granted by a party to the other party will not affect any rights it shall have under this Contract and laws and regulations, nor be construed as waiver by it of such rights.

Application of law, dispute resolution
Article 28	This Agreement is governed by the laws of PRC.
Article 29
Except otherwise agreed upon by the parties, all disputes arising from the conclusion and performance of or relevant to this Agreement and Single-Item Agreement may be settled by both parties through consultation. If the consultation fails, either party may adopt the 2nd mode to make settlement:

a)	Submit to blank Arbitration Committee for arbitration.
b)
File lawsuit to the People’s Court of the place of Party B or other institutions of Bank of China Limited who perform rights and obligations in accordance with this Agreement and Single-Item Agreement in accordance with the laws.

c)	File lawsuit to the competent People’s Court in accordance with the laws.

During the period of settling disputes, other articles shall continue to be performed, provided such disputes do not affect the performance of other articles of this Agreement and Single-Item Agreement.

Article 30	The Seller shall not assign any rights and obligations hereunder to any third party without the written consent of the factor. In the event that the factor needs to entrust other institutions of Bank of China Limited to perform the rights and obligations under this Agreement and Single-Item Agreement due to business needs, the Seller hereby expresses acknowledgement that other institutions of Bank of China Limited authorized by the factor shall be entitled to perform all rights under this Agreement, and to, upon any disputes under this Agreement, file lawsuits to the People’s Court or submit to the arbitral body for arbitration.

This Agreement shall be legally binding upon both parties and their lawful successors and assignees, provided that other stipulations of this Agreement is not affected.

Article 31
In addition to be determine by law or the parties agree otherwise, the result of the contract legislation, implementation and dispute resolution costs incurred (including legal costs) borne by the Party. Unless otherwise provided by the laws or agreed by the parties, any fee resulted from execution and performance of this Agreement, and from solving disputes arising out of this Agreement (including attorney’s fee) should be born by the Seller.

Article 32	Unless otherwise specified, the parties specify the domicile recorded herein to be the contact address, and undertake to timely notify the other party in writing of any change in contact address.

Factoring Business: Bank of China Co., Ltd. Nanping Branch         (sealed)
The signers：Zhu Mangui     Special Seal for Company Contract
July 21, 2010

Seller: Fujian Yada Group Co., Ltd.   (sealed)
The signers：  Zhan Youdai
July 21, 2010